Exhibit 21

List of Subsidiaries of the Registrant

Acorda Therapeutics Limited (UK)

Biotie Therapies Corp. (Finland)

Biotie Therapies AG (Switzerland)

Biotie Therapies GmbH (Germany)

Biotie Therapies, Inc. (Delaware)

Biotie Therapies International Oy (Finland)

Civitas Therapeutics, Inc. (Delaware)

MS Research & Development Corporation (Delaware)

Neuronex, Inc. (Delaware)

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Note:  Acorda Therapeutics, Inc. subsidiaries may conduct business under the Acorda name as well as under their entity name or variants thereof.  Acorda Therapeutics Limited and MS Research & Development Corporation are dormant entities without any operations and holding no or de minimis assets.